DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

As Of November 19, 2025

This Plan (the “Plan”) constitutes the DISTRIBUTION AND SHAREHOLDER SERVICES PLAN of Sterling Capital Funds, a Massachusetts business trust (the “Trust”), adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the “1940 Act”) for series of the Trust organized as exchange traded funds (each an “ETF” and collectively, the “ETFs”). Part A and Part B of the Plan relates to the units of participation (“Shares”) of each ETF identified on Schedule A hereto, as such may be amended from time to time.

PART A

1. The Trust, on behalf of each ETF, has entered into an Underwriting Agreement (the “Agreement”) with the Trust’s underwriter (the “Distributor”), under which the Distributor uses all reasonable efforts, consistent with its other business, to facilitate the distribution of each ETF’s Shares. Under the Agreement, the Distributor pays the expenses of printing and distributing any prospectuses, reports and other literature used by the Distributor, advertising, and other promotional activities in connection with the offering of the ETFs’ Shares for sale to the public.

2. From the fees received by the Distributor pursuant to Part B of this Plan, Distributor may, subject to the oversight of the Board of Trustees, make payments to securities dealers, financial intermediaries and other third parties, including the Trust’s investment adviser (“Adviser”) and third party vendors, who engage in the sale of Shares or otherwise provide marketing or distribution related services or who render shareholder support services, including but not limited to providing office space, equipment and telephone facilities, answering routine inquiries regarding the ETFs, processing shareholder transactions and providing such other shareholder services as the Trust or Distributor may reasonably request.

3. The Trust will not make separate payments as a result of this Part A of the Plan to the Distributor or any other party, it being recognized that the Trust presently pays, and will continue to pay, a management and administration fee to the Adviser. To the extent that any payments made by the Trust or any Fund to the Distributor should be deemed to be indirect financing of any activity primarily intended to result in the sale of the Shares issued by the Trust within the context of Rule 12b-1 under the 1940 Act, then such payments shall be deemed to be authorized by this Part A of the Plan.

4. During the existence of this Part A of the Plan, the Trust shall require the Distributor to provide the Trust, for review by the Trust’s Board of Trustees, and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended in connection with financing any activity primarily intended to result in the sale of Shares issued by the Trust (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made.

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PART B

WHEREAS, it is desirable to enable the Trust to have flexibility in meeting the investment and Shareholder servicing needs of its future investors; and

WHEREAS, the Board of Trustees, mindful of the requirements imposed by Rule 12b-1 under the 1940 Act, has determined to effect the Plan for the provision of distribution assistance with respect to Shares of each ETF listed on Schedule A hereto and for the provision of Shareholder services with respect to the holders of such Shares of each ETF;

NOW THEREFORE, the Trust and the Distributor hereby agree as follows:

Section 1. Each ETF, the Shares of which are listed on Schedule A hereto, shall pay out of its assets attributable to its Shares a distribution and shareholder services fee (the “ETF Share Fee”) to the Distributor equal to the lesser of (i) the fee at the applicable annual rate set forth in Schedule A hereto or (ii) such fee as may from time to time be agreed upon in writing by the Trust and the Distributor. The Distributor may apply the ETF Share Fee toward the following: (i) compensation for its services in connection with distribution assistance with respect to the ETF’s Shares or for its services in connection with the rendering of shareholder services to the holders of such ETF’s ETF Shares and for shareholder accounts; (ii) delivering copies of the ETF’s then current reports, prospectuses, notices, and similar materials, to prospective purchasers of ETF Shares (iii) payments to financial institutions and intermediaries (such as insurance companies and investment counselors, but not including banks and savings and loan associations), authorized participants, broker-dealers, the Adviser, the Distributor’s affiliates and subsidiaries, or other third party vendors as compensation for services and/or reimbursement of expenses incurred in connection with distribution assistance or shareholder services with respect to such ETF’s ETF Shares; (iv) paying the costs of and compensating others, including authorized participants with whom the Distributor has entered into written authorized participant agreements, for performing shareholder servicing on behalf of the ETFs; (v) facilitating communications with beneficial owners of Shares, including the cost of providing (or paying others to provide) services to beneficial owners of Shares, including, but not limited to, assistance in answering inquiries related to shareholder accounts, or (vi) payments to banks and savings and loan associations, other financial institutions and intermediaries, broker-dealers, and the Distributor’s affiliates and subsidiaries as compensation for services and/or reimbursement of expenses incurred in connection with the provision of shareholder services to the holders of ETF Shares. The maximum amount of the ETF Share Fee that may be payable by an ETF’s Shares as compensation for shareholder services and/or reimbursement of expenses incurred in connection with shareholder services with respect to such ETF’s Shares is .25% of the average daily net assets of such ETF’s Shares.

The Distributor may use all or any portion of the amount received pursuant to this Plan to compensate securities dealers or other persons that are authorized participants for providing distribution assistance, including broker-dealer and shareholder support and educational and promotional services, pursuant to agreements with the Distributor, or to pay any of the expenses associated with other activities authorized under this Section.

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Section 2. The ETF Share Fees shall be accrued daily and payable monthly, and shall be paid by each ETF to the Distributor irrespective of whether such fee exceeds the amounts paid (or payable) by the Distributor pursuant to Section 1 of this Part B.

Section 3. The Plan shall not take effect with respect to the Shares of an ETF until it has been approved by a vote of at least a majority of the outstanding voting securities (as defined in the 1940 Act) of that ETF’s Shares subject to the Plan.

Section 4. The Plan shall not take effect with respect to the ETF Shares of an ETF until it has been approved, together with any related agreements, by a vote of a majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the 1940 Act or the rules and regulations thereunder) of the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on the Plan or such agreement.

Section5. The Plan shall continue in effect with respect to an ETF for a period of more than one year after it takes effect, provided that such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Section 4.

Section 6. Any person authorized to direct the disposition of monies paid or payable by an ETF pursuant to the Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 7. The Plan may be terminated with respect to the Shares of an ETF at any time by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding Shares of that Fund.

Section 8. All agreements with any person relating to the implementation of the Plan shall be in writing and any agreement related to the Plan shall provide:

A.	That such agreement may be terminated with respect to the Shares of an ETF at any time, without payment of any penalty, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding Shares of that ETF, on not more than 60 days’ written notice; and

B.	That such agreement shall terminate automatically in the event of its assignment.

Section 9. The Plan may not be amended to increase materially the amount of the ETF Share Fee with respect to an ETF without approval by Shareholders and Trustees in the manner provided in Sections 3 and 4 hereof, and all material amendments to the Plan with respect to an ETF shall be approved in the manner provided for approval of the Plan in Section 4.

Section 10. As used herein, the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

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Section 11. The names “Sterling Capital Funds” and “Trustees of Sterling Capital Funds” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated August 27, 2025, as amended, to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of Sterling Capital Funds entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series and/or class of Shares of the Trust must look solely to the assets of the Trust belonging to such series and/or class for the enforcement of any claims against the Trust.

STERLING CAPITAL FUNDS

By:
Name: Todd M. Miller
Title: Treasurer and Secretary

STERLING CAPITAL DISTRIBUTORS, LLC

By:
Names: Teresa Cowan
Title: President

Dated: November 19, 2025

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Revised Schedule A to the

Distribution and Shareholder Services Plan

As Amended and Restated November 19, 2025

Name of Funds	Compensation
Sterling Capital Short Duration Bond ETF	Annual rate of twenty-five one-hundredths of one percent (.25%) of the average daily net assets of the Sterling Capital Short Duration Bond ETF.
Sterling Capital Ultra Short Bond ETF	Annual rate of twenty-five one-hundredths of one percent (.25%) of the average daily net assets of the Sterling Capital Intermediate U.S. Government Fund.
Sterling Capital National Municipal Bond ETF	Annual rate of twenty-five one-hundredths of one percent (.25%) of the average daily net assets of the Sterling Capital National Municipal Bond ETF.
Sterling Capital Multi-Strategy Income ETF	Annual rate of twenty-five one-hundredths of one percent (.25%) of the average daily net assets of the Sterling Capital Multi-Strategy Income ETF.
Sterling Capital Hedged Equity Premium Income ETF	Annual rate of twenty-five one-hundredths of one percent (.25%) of the average daily net assets of the Sterling Capital Hedged Equity Premium Income ETF.
Sterling Capital Enhanced Core Bond ETF	Annual rate of twenty-five one-hundredths of one percent (.25%) of the average daily net assets of the Sterling Capital Enhanced Core Bond ETF.

STERLING CAPITAL FUNDS

By:
Name: Todd M. Miller
Title: Treasurer and Secretary

STERLING CAPITAL DISTRIBUTORS, LLC

By:
Name: Teresa Cowan
Title: President

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